 EXHIBIT 99.(h)(2)(D)

June 8, 2026

State Street Bank and Trust Company

One Congress Street

Boston, MA 02114

Attention: Tricia Cormier, Vice President

Re: American Beacon Select Funds (the “Trust”)

Ladies and Gentlemen:

Please be advised that the undersigned Trust has established a new series of shares to be known as American Beacon Aberdeen Municipal High Income ETF (the “Portfolio”).

In accordance with Section 11, the Additional Portfolios provision, of the Transfer Agency Agreement dated as of 23rd day of August, 2023, as amended, modified, or supplemented from time to time (the “Agreement”), by and among each registered investment company party thereto, and State Street Bank and Trust Company (“State Street”), the undersigned Trust hereby requests that State Street act as Transfer Agent for the new Portfolio under the terms of the Agreement, and that Schedule A to the Agreement is hereby amended and restated as set forth on Exhibit A attached hereto. In connection with such request, the undersigned Trust hereby confirms, as of the date hereof, its representations and warranties set forth in Section 4 of the Agreement.

Please indicate your acceptance of the foregoing by executing this letter agreement and returning a copy to the Trust.

Sincerely,

AMERICAN BEACON SELECT FUNDS

By:	/s/ Terri McKinney
Name:	Terri McKinney
Title:	Vice President, Duly Authorized

Agreed and Accepted:

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Andrea E. Sharp
Name:	Andrea E. Sharp
Title:	Managing Director, Duly Authorized
Effective Date:	June 8, 2026

Information Classification: Limited Access

220 E. Las Colinas Blvd., Ste.1200, Irving, Texas 75039 • 817.391.6100
Distributed by Foreside Financial Services, LLC.	americanbeaconfunds.com

EXHIBIT A

APPENDIX A

AMERICAN BEACON SELECT FUNDS

AMERICAN BEACON AHL TREND ETF

AMERICAN BEACON GLG NATURAL RESOURCES ETF

AMERICAN BEACON IONIC INFLATION PROTECTION ETF

AMERICAN BEACON ABERDEEN MUNICIPAL HIGH INCOME ETF

Information Classification: Limited Access